Exhibit 99.1

Contact:
Stephen S. Galliker
Executive Vice President Finance and Administration, CFO
Dyax Corp.
(617) 250-5733
ssg@dyax.com

Dyax Corp. Announces First Quarter 2004

Financial Results

CAMBRIDGE, MA, April 27, 2004 – Dyax Corp. (Nasdaq: DYAX) today announced financial results for the first quarter ended March 31, 2004.

Financial Results:

The Company reported a net loss from continuing operations of $7.4 million or $0.24 per share, as compared to a net loss from continuing operations of $5.8 million or $0.28 per share for the comparable quarter of 2003. Dyax ended the first quarter with $73.7 million in cash, cash equivalents and marketable securities, exclusive of restricted and escrowed cash, which is an increase of approximately $37.2 million since December 31, 2003.  This increase reflects net proceeds of approximately $44.7 million from the Company’s most recent common stock offering, which closed in early January 2004.

Revenues for first quarter increased 48% to $5.7 million as compared to $3.9 million for the same period in 2003, an increase of $1.8 million. This increase was primarily due to an increase in revenue arising from our DX-890 product collaboration with Debiopharm S.A. Revenue associated with the Debiopharm product collaboration may vary substantially from quarter to quarter due to the timing of production activities.

Net research and development expenses for the first quarter increased to $9.7 million as compared to $6.7 million for the same period in 2003.  The increase was primarily due to the recognition of $2.9 million in reimbursable manufacturing expenses under our DX-890 product collaboration with Debiopharm. The increase was partially offset by activity of approximately $600,000 associated with the clinical development of DX-88 for the treatment of hereditary angioedema (HAE) from Kallikrein LLC, our joint venture with Genzyme Corporation.

Commenting on Dyax’s results, Henry E. Blair, Chairman, President and CEO said, “We have started the year positively and I am very pleased to report that we have now completed patient treatment in EDEMA1, our Phase II, 48-patient double-blind placebo-controlled trial of DX-88 for the treatment of hereditary angioedema (HAE). The HAE program is in a 50/50 joint venture with Genzyme Corporation, and we anticipate announcing topline results from this key study in June.  In addition, our partner Debiopharm S.A. completed a second Phase IIa trial involving our second compound, DX-890, for the treatment of cystic fibrosis (CF).”  Mr. Blair continued, “In the area of collaborations, the first quarter was highlighted by our funded research collaboration with Baxter Healthcare Corporation to discover antibodies that block macrophage migration inhibitory factor (MIF), a cytokine involved in immune, infectious and malignant disorders.  I am pleased to see that our antibody discovery capabilities continue to gain in recognition for producing outstanding quality and results.”

Commenting on the first quarter of 2004, Stephen Galliker, Executive Vice President Finance & Administration and Chief Financial Officer, said “Dyax successfully completed a common stock offering in January, which netted the Company $44.7 million. This capital will continue to support and advance our clinical and preclinical development programs.” Mr. Galliker continued, “Our plan for the remainder of 2004 is to continue to grow our revenue generating collaborations and to conserve cash in order to support selected development programs.  Our financial guidance of 10-15% revenue growth for the year remains unchanged.  We expect net cash consumption for the year 2004 to be approximately $25 million, and we will continue to carefully manage cash requirements.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session to discuss first quarter 2004 financial results and company progress:

Date:	Tuesday, April 27, 2004
Time:	10:00 a.m. EST
Telephone Access:	Domestic callers, dial 1-800-360-9865
International callers, dial 1-973-317-1168
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for live webcast. Participants may register in advance.

A replay of the conference call will be available through May 27, 2004 and can be accessed by dialing 1-800-428-6051. International callers should dial 973-709-2089.  The replay passcode I.D. for all callers is 352654.  The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax Corp.

Dyax Corp. is a biopharmaceutical company focused on the discovery, development and commercialization of antibodies, small proteins and peptides as therapeutic products for unmet medical needs, particularly in the areas of inflammation and oncology.  Two recombinant proteins discovered by Dyax are currently in phase II clinical trials.  In collaboration with Genzyme Corporation, DX-88 is in phase II trials for the potential treatment of hereditary angioedema. Dyax is also evaluating DX-88 in phase I/II trials for its potential use during open-heart surgery, specifically on-pump CABG (coronary artery bypass grafting) procedures. In collaboration with Debiopharm S.A., DX-890 is in phase II clinical trials for the potential treatment of cystic fibrosis.  Both DX-88 and DX-890 were identified using Dyax’s patented phage display technology. This powerful discovery engine can rapidly identify compounds that bind with high affinity and specificity to therapeutic targets. Dyax is building a pipeline of drug candidates that may be advanced into clinical development at Dyax or in partnership with other companies. The Company leverages its technology broadly through more than 75 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents. For online information about  Dyax Corp., please visit www.dyax.com.

Dyax Disclaimer

This press release contains forward-looking statements regarding Dyax Corp., including statements regarding its revenues, results of operations, financial position, research and development expenditures and programs, clinical trials and collaborations. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of  uncertainty associated with various factors, including the timing and results of clinical trials, Dyax’s ability to develop and commercialize products, its dependence on collaborators for development, clinical trials, manufacturing, sales and distribution of products developed by Dyax or licensed to collaborators, its changing requirements and costs associated with planned development activities, intense competition for therapeutic products, the uncertainty of patent and intellectual property protection, the uncertainty of regulatory approvals for our products, the impact of future alliances or transactions involving Dyax or others, and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp.

-     financial tables follow     -

DYAX CORP.

SELECTED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2004	2003

Product development and license fee revenues	$5,697,000	$3,856,000

Research and development:
Research and development	10,332,000	6,666,000
Less research and development expenses reimbursed by joint venture (Kallilkrein LLC)	(1,510,000)	—
Equity loss in joint venture (Kallikrein LLC)	882,000	—
Net research and development	9,704,000	6,666,000

General and administrative	3,275,000	2,732,000

Total operating expenses	12,979,000	9,398,000

Loss from operations	(7,282,000)	(5,542,000)

Other income (expense), net	(153,000)	(253,000)

Loss from continuing operations	(7,435,000)	(5,795,000)

Loss from discontinued operations of Biotage, net of tax	—	(584,000)

Net Loss	$(7,435,000)	$(6,379,000)

Basic and diluted net loss per share
Loss from continuing operations	$(0.24)	$(0.28)
Loss from discontinued operations of Biotage	$—	$(0.03)
Net Loss	$(0.24)	$(0.31)

Weighted average number of shares used in computing basic and diluted net loss per share	30,641,476	20,378,534

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)

	March 31, 2004	December 31, 2003

Cash and cash equivalents	$39,399,000	$36,508,000
Marketable securities	34,326,000	—
Restricted cash	5,202,000	5,213,000
Working capital	64,840,000	27,454,000
Total assets	104,270,000	69,286,000
Stockholders’ equity	72,215,000	33,945,000